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                                                                    Exhibit 10.1

Item 601 of Regulation


                            CONFIDENTIAL TREATMENT

Portions of the attached Amendment 1 to Abbott and ICU Medical Agreement have been redacted. The Company has applied to the Securities and Exchange Commission for confidential treatment of the redacted portions.



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                                  AMENDMENT 1
                                      TO
                       ABBOTT AND ICU MEDICAL AGREEMENT

This Amendment is made to the Agreement dated April 3, 1995 by and between ICU Medical and Abbott Laboratories for the purchase and sale of certain products (the "Agreement").

                                   Premises
The parties desire to modify prices and make other changes to the Agreement. Therefore, in consideration of the premises and mutual promises and agreements contained herein, ICU Medical and Abbott agree to amend the Agreement as follows:

1. The correct interpretation of paragraph 6.4 for the calculation of Price of Product is documented in Exhibit E of the Agreement.

2. The High Pressure Clave/TM/ will be covered by the Revenue Sharing formula in the Agreement, same as the Clave/TM/. The ICU Billing Price for the High Pressure Clave/TM will be the same as for the Clave/TM/.

3. The R-F 150 Connector will be given a fixed price and will not be on a Revenue Share basis. The packaged and sterile product will be ---- and the bulk non-sterile product will be ---- effective for orders placed after 8/1/97. No change in price will be made for product already in inventory.

4. Abbott agrees to reimburse ICU Medical ---- for implementation of the bulk non-sterile R-F 150 within 30 days of the date of this Amendment.

5. The minimum price on the Clave/TM/ and Integral Clave/TM/ paid to ICU Medical on a quarterly revenue sharing basis will be $ ---- for 1997 and then negotiated for any changes from this level if the average selling price to the customer is below ---- . This calculation is based on average selling price to all accounts and is net of certain adjustments such as hospital dividends.

6. Except as expressly modified by this Amendment, all terms and conditions in the Agreement shall continue in full force and effect.

7. The provisions of paragraph 6.4 of the Agreement regarding pump administration sets is amended as follows; the price of the Clave/TM/ is ----per pump administration set, based on the agreed mix of ---- percent single Clave/TM/ sets, and ---- percent dual Clave/TM/ sets, and ---- percent triple Clave/TM/ sets. Both parties agree to negotiate changes from this level, as appropriate, based on market conditions.

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The parties intending to be bound by the terms and conditions hereof, have caused this Amendment to be signed by their duly authorized representatives the
  9   day of September 1997.
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Abbott Laboratories                         ICU Medical

By /s/                                      By /s/ Francis J. O'Brien
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Title /s/                                   By     Francis J. O'Brien
      --------------                           ---------------------------


Title                                       Title Chief Financial Officer
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